Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow PR09-165
Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Reports Net Earnings of $0.17 per Diluted Share for the First Quarter
AMARILLO, Texas, May 18, 2009—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months ended April 30, 2009. Net earnings were approximately $1.7 million, or $0.17 per diluted share, for the first quarter of fiscal 2009 compared to net earnings of approximately $3.0 million, or $0.28 per diluted share, for the first quarter of fiscal 2008.
“The recession continued to negatively impact retailers during the first quarter,” said John Marmaduke, Chief Executive Officer and Chairman. “We continue to focus on our balance sheet and reducing costs. Our inventory was approximately $13.3 million less than a year ago and we reduced long-term debt by approximately $9.2 million during the quarter. Additionally, cash flows from operations totaled approximately $13.4 million for the period which compares to approximately $4.1 for the comparable period last year.”
Financial Results for the First Quarter of Fiscal Year 2009
Revenues. Total revenues for the first quarter decreased approximately $6.2 million, or 4.7%, to $125.7 million compared to $131.9 million for the first quarter of fiscal 2008. Included in fiscal 2008 was approximately $2.0 million in revenues resulting from an additional day of sales due to leap year. Excluding this extra day of sales, total revenues for the first quarter decreased approximately $4.2 million, or 3.2%. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended April 30,
	2009		2008
		Percent of		Percent of	(Decrease)
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$104,096	82.8%	$108,317	82.1%	$(4,221)	-3.9%
Rental revenue	21,597	17.2%	23,619	17.9%	(2,022)	-8.6%

Total revenues	$125,693	100.0%	$131,936	100.0%	$(6,243)	-4.7%

Comparable-store revenues (“Comp”):

	Fiscal
		2009
	2009	(excludes leap day)
Total	-5.9%	-4.4%
Merchandise	-5.1%	-3.7%
Rental	-9.3%	-7.6%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended April 30,
			2009
	2009	2008	(excludes leap day)
Hardback Café	8.5%	14.2%	10.0%
Electronics	5.5%	26.8%	7.1%
Trends	5.1%	36.8%	6.6%
Consumables	4.5%	12.5%	6.4%
Books	0.2%	5.6%	1.7%
Movies	-5.7%	3.2%	-4.3%
Video Games	-10.4%	29.8%	-9.1%
Music	-15.2%	-16.0%	-13.9%
The following discussion of merchandise and rental Comp sales excludes the additional day of sales due to leap year.
Hardback Café Comps increased 10.0% primarily as a result of an additional four cafés open, in existing stores, during the quarter compared to the same period in the prior year and increased sales of specialty café drinks and mugs. Electronics Comps increased 7.1% for the quarter primarily due to strong sales of digital converter boxes, third-party gift cards and Blu-ray DVD players, partially offset by lower sales of portable electronic devices, including MP3 players. Trends Comps increased 6.6% for the quarter primarily due to strong sales of apparel and action figures, partially offset by lower sales of plush products and greeting cards. Key drivers in the apparel category included t-shirts, sports apparel, and bags. Consumables Comps increased 6.4% for the quarter, primarily due to strong sales of seasonal candy as well as candy and snacks cross-merchandised on our video rental wall. Book Comps increased 1.7% for the period. Strong sales of used and value books, as well as strong sales of new hardbacks were offset by lower sales of magazines. Strong performers during the quarter included the Twilight Saga Series by Stephenie Meyer and The Shack by William P. Young. Movie Comps decreased 4.3% for the quarter, primarily resulting from lower sales of new DVDs, partially offset by increased sales of Blu-ray DVDs and Used DVDs. Video Game Comps decreased 9.1% primarily due to lower sales of older generation video games and lower sales of video game consoles, partially offset by increased sales of used video games for the Microsoft XBOX 360, Sony Playstation 3, and Nintendo Wii. Music Comps decreased 13.9% for the quarter due to lower sales of new and used CDs, resulting directly from a continued industry decline as well as reduced footprint in thirty-one stores. Merchandise Comps, excluding the sale of music, decreased 1.3% for the quarter.
Rental Comps decreased 7.6% for the first quarter, primarily due to fewer rentals of new DVDs and increased promotions offered during the current quarter, partially offset by increased rentals of Blu-ray movies and video games. Rental Video Game Comps increased 4.3% for the period while Rental Movie Comps decreased 9.0%.
Gross Profit – Merchandise. For the first quarter, total merchandise gross profit dollars decreased approximately $0.3 million, or 0.9%, to $33.1 million from $33.4 million for the same period in the prior year primarily due to lower revenues, partially offset by increased margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 31.8% for the quarter compared to 30.8% for the same period in the prior year, primarily resulting from lower markdown expense and costs to return product, partially offset by increased shrinkage expense.
Gross Profit – Rental. For the first quarter, total rental gross profit dollars decreased approximately $1.7 million, or 10.9%, to $13.9 million from $15.6 million for the same period in the prior year primarily due to lower rental revenues partially offset by lower rental shrinkage expense. As a percentage of total rental revenue, rental gross profit decreased to 64.3% for the quarter compared to 66.3% for the same period in the prior year primarily as a result of lower rental revenues.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 34.9% for the first quarter compared to 33.1% for the same quarter in the prior year, primarily as a result of lower revenues. SG&A increased approximately $0.2 million during the quarter, or 0.5%, to $43.9 million compared to $43.7 million for the same quarter last year.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Prior to fiscal 2008, the Board of Directors approved increases in the program totaling $17.5 million, and on December 8, 2008, they approved an additional increase of $5.0 million. During the first quarter of fiscal 2009, we purchased a total of 37,684 shares of common stock at a cost of $93,229, or $2.47 per share. As of April 30, 2009, a total of 3,457,633 shares had been repurchased under the program at a cost of approximately $21.7 million, for an average cost of approximately $6.27 per share. As of April 30, 2009, approximately $5.6 million remains available under the stock repurchase program.
Store Activity
Since March 23, 2009, which was the last date we reported store activity, we have not had any additional stores open or close.
Fiscal Year 2009 Guidance
“Net earnings for the quarter were better than our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “Due to continued uncertainty in the retail environment, particularly with respect to the holiday selling season, we are not changing our guidance for the full fiscal year. Consequently, we are reaffirming our guidance of net earnings per share ranging from $0.40 to $0.45 for the full fiscal year ended January 31, 2010.”
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 153 superstores, averaging approximately 21,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	April 30,	April 30,	January 31,
	2009	2008	2009
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,754	$4,003	$7,449
Merchandise inventories, net	150,917	164,199	147,957
Deferred income taxes	10,660	3,590	11,180
Prepaid expenses and other current assets	10,791	10,384	11,224

Total current assets	176,122	182,176	177,810

Rental assets, net	13,295	13,613	15,463
Property and equipment, net	54,620	51,006	56,585
Deferred income taxes	3,461	2,831	2,434
Intangible assets, net	391	391	391
Other assets	1,051	1,143	1,020

Total assets	$248,940	$251,160	$253,703

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$69,919	$64,335	$61,823
Accrued expenses and other liabilities	34,479	35,682	40,614

Total current liabilities	104,398	100,017	102,437

Long-term debt, excluding current maturities	35,270	42,686	44,507
Other liabilities	5,551	4,639	4,723

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,702	37,249	36,651
Retained earnings	81,653	78,881	79,951
Accumulated other comprehensive (loss) income	(41)	3	(67)
Treasury stock, at cost	(14,712)	(12,434)	(14,618)

Total shareholders’ equity	103,721	103,818	102,036

Total liabilities and shareholders’ equity	$248,940	$251,160	$253,703

Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months Ended
	April 30,
	2009	2008
	(unaudited)	(unaudited)
Merchandise revenue	$104,096	$108,317
Rental revenue	21,597	23,619

Total revenues	125,693	131,936

Merchandise cost of revenue	70,994	74,952
Rental cost of revenue	7,713	7,971

Total cost of revenues	78,707	82,923

Gross profit	46,986	49,013

Selling, general and administrative expenses	43,898	43,694
Pre-opening expenses	2	2

Operating income	3,086	5,317

Other income (expense):
Interest expense, net	(295)	(472)
Other, net	18	17

Income before income taxes	2,809	4,862

Income tax expense	1,107	1,873

Net income	$1,702	$2,989

Basic income per share	$0.17	$0.29

Diluted income per share	$0.17	$0.28

Weighted-average common shares outstanding:
Basic	9,729	10,362
Dilutive effect of stock awards	29	296

Diluted	9,758	10,658

Consolidated Statements of Cash Flows
(Dollars in thousands)

	April 30,	April 30,
	2009	2008
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$1,702	$2,989
Adjustments to reconcile net income to net cash provided by operations:
Rental asset depreciation expense	3,610	4,037
Purchases of rental video	(4,459)	(8,363)
Property and equipment depreciation expense	4,850	4,867
Deferred income tax	(507)	(224)
Loss on rental videos lost, stolen and defective	202	297
Loss on disposal of other assets	169	188
Noncash stock-based compensation	51	164
Changes in operating assets and liabilities:
Merchandise inventory	(145)	11,011
Other current assets	433	658
Trade accounts payable	12,775	(10,563)
Accrued expenses and other liabilities	(6,135)	(954)
Excess tax benefit from stock based compensation	—	(39)
Other assets and liabilities, net	823	—

Net cash provided by operating activities	13,369	4,068

Cash flows from investing activities:
Purchases of property, equipment and improvements	(3,054)	(3,490)

Net cash used in investing activities	(3,054)	(3,490)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	(9,237)	2,070
Purchase of treasury stock	(94)	(1,294)
Change in cash overdraft	(4,679)	(1,466)
Proceeds from exercise of stock options	—	94
Excess tax benefit from stock based compensation	—	39

Net cash used in financing activities	(14,010)	(557)

Net (decrease) increase in cash and cash equivalents	(3,695)	21

Cash and cash equivalents at beginning of period	7,449	3,982

Cash and cash equivalents at end of period	$3,754	$4,003

Balance Sheet and Other Ratios ( A )
(Dollars in thousands, except per share amounts)

	April 30,	April 30,
	2009	2008
Merchandise inventories, net	$150,917	$164,199
Inventory turns, trailing 12 months ( B )	1.81	1.73

Long-term debt	$35,270	$42,686
Long-term debt to total capitalization ( C )	25.4%	29.1%

Book value ( D )	$103,721	$103,818

Book value per share ( E )	$10.63	$9.74

Price to Earnings Ratio, trailing 12 months ( F )	13.3	8.4

	Three Months Ended April 30,
			2009
	2009	2008	(excludes leap day)
Comparable-store revenues ( G ):
Total	-5.9%	4.2%	-4.4%
Merchandise	-5.1%	4.3%	-3.7%
Rental	-9.3%	3.8%	-7.6%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the three month period ended April 30, 2009 and 2008, respectively.

(F)	Defined as closing market value of the Company’s common stock on the last day of the period divided by fully diluted earnings per share for the period’s trailing twelve months.

(G)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.